CynergisTek Reports First Quarter 2018 Financial Results

Company Assists Leading Healthcare Organizations in Building Cybersecurity and Privacy Programs

Mission Viejo, California – (May 14, 2018) – CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity and information management, today announced financial results for the first quarter that ended March 31, 2018.

Financial highlights for the first quarter 2018 include:

•Revenues for the first quarter were $16.4 million, a decrease of 10 percent from $18.3 million in the first quarter of 2017.

•Gross margins for the first quarter 2018 were 25 percent compared to 25 percent for the same period in 2017.

•GAAP net loss for the first quarter was $(0.7) million, or $(0.07) per basic and diluted share compared to net income of $0.01 million, or $0.00 per basic and diluted share in the same period of 2017.

•Non-GAAP adjusted EBITDA and Non-GAAP adjusted earnings exclude non-recurring charges related to our recent debt refinancing and the departure of a senior executive, totaling $0.7 million.

•Non-GAAP adjusted EBITDA was $0.9 million in the first quarter of 2018, compared to $1.1 million for the same period in 2017.

•Non-GAAP adjusted earnings per share for the first quarter 2018 was $0.06 per basic and $0.05 per diluted share, compared to $0.07 per basic and diluted share for the same period of 2017.

Recent operational highlights include:

•Announced the first full-service managed print service contract that includes an integrated print security assessment component.

•Expanded managed services cross-selling efforts by successfully adding a three-year CAPP contract to our newest managed print service client.

•Maintained a 95 percent client renewal rate for the quarter.

•Grew the pipeline for both new and existing managed services, particularly Patient Privacy Monitoring, Incident Response, and Biomedical Device Security.

“In Q1, our focus was to strengthen relationships with our clients, grow the managed services pipeline, and develop and improve our services offerings to better meet existing and emergent client needs,” said Mac McMillan, President and CEO of CynergisTek. “I am pleased with the progression we made in all three of those areas. This focus reiterates that we are here to help our clients build cybersecurity and privacy programs during a time where healthcare continues to experience an increase of cyber attacks.”

Financial results for the three months ended March 31, 2018

Revenue decreased by approximately $1.9 million to $16.4 million for the three months ended March 31, 2018, as compared to the same period in 2017. This decrease is a result of 1) approximately $2.5 million less in managed service revenues due to approximately $3.8 million in non-renewals of long-term contracts, partially offset by approximately $1.3 million in additional revenues from the expansion of existing customers and contracts from new customers; approximately $0.8 million in additional revenues from consulting and professional services provided to new and existing customers; and approximately $0.2 million less in equipment revenues in 2018.

Cost of revenue was $12.2 million for the three months ended March 31, 2018, as compared to $13.7 million for the same period in 2017. We incurred approximately $0.2 million less in staffing costs, and approximately $1.0 million less in supplies and third-party services, largely as a result of the net reduction in managed services contracts. Equipment costs decreased by approximately $0.2 million in 2018.

Gross margin remained at 25 percent of revenue for the three months ended March 31, 2018 as compared to 2017. We were successful in adjusting our staffing to be reflective of our current service activity. Over the second half of 2018 and into next year, we expect gross margins to improve as we look to increase growth in our cybersecurity services.

Sales and marketing expenses were $1.5 million for the three months ended March 31, 2018, as compared to $1.4 million for the same period in 2017. Our tradeshow and forum related marketing expenses were approximately $0.1 million more in 2018 as we actively pursue new business.

General and administrative expenses increased to $2.6 million for the three months ended March 31, 2018, as compared to $2.2 million for the three months ended March 31, 2017. The increase is attributed to approximately $0.6 million in severance paid to a departed executive offset by a decrease in professional fees and travel costs in 2018, where 2017 included higher costs in connection with the acquisition and integration of CTEK Security.

Income tax benefit for the three months ended March 31, 2018 was $0.2 million compared to income tax expense of $0.01 million for the same period in 2017. The 2018 benefit is based on an estimated annual income tax expense rate we anticipate for the year as we expect to be in a tax expense position by year-end. The 2017 expense was based on similar terms and was influenced by state minimum tax charges.

Net loss was $(0.7) million for the three months ended March 31, 2018, or $(0.07) per basic and diluted share, compared to net income of $0.01 million, or $0.00 per basic and diluted share in the same period of 2017.

The reconciliation of GAAP to non-GAAP information can be found in the tables at the end of this release and provide the details of the Company’s non-GAAP disclosures and the reconciliation of non-GAAP information.

Non-GAAP adjusted EBITDA, when adding back stock-based compensation, non-recurring charges related to our recent debt refinancing and the departure of a senior executive was $0.9 million in the first quarter of 2018, compared to $1.1 million for the same period in 2017.

Non-GAAP adjusted earnings for the first quarter of 2018 was $0.5 million, or $0.06 per basic and $0.05 per diluted share after adjusting for non-cash income tax benefit, non-recurring charges related to our recent debt refinancing and the departure of a senior executive, amortization of intangibles, stock-based compensation and depreciation, with all adjustments totaling $1.2 million, compared $0.6 million or $0.07 per basic and diluted share after adjusting for non-cash income tax expense, amortization of intangibles, stock-based compensation and depreciation, with all adjustments totaling $0.6 million, for the same period of 2017.

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018 (unaudited)	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$3,409,293	$4,252,060
Accounts receivable, net	10,577,287	13,264,323
Prepaid and other current assets	1,590,277	557,426
Supplies	1,085,762	1,156,006
Total current assets	16,662,619	19,229,815

Property and equipment, net	766,476	831,784
Deposits	87,778	87,376
Deferred income taxes	3,350,310	3,120,310
Intangible assets, net	10,448,190	10,900,924
Goodwill	18,525,206	18,525,206
Total assets	$49,840,579	$52,695,415
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,171,719	$9,631,634
Accrued compensation and benefits	2,715,474	3,711,551
Deferred revenue	1,035,470	1,425,821
Note payable	343,750	-
Current portion of long-term liabilities	3,130,230	5,494,837
Total current liabilities	12,396,643	20,263,843

Long-term liabilities:
Term loan, less current portion	14,676,081	9,438,333
Promissory notes to related parties, less current portion	5,437,500	6,000,000
Capital lease obligations, less current portion	124,392	147,861
Total long-term liabilities	20,237,973	15,586,194
Commitments and contingencies
Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 9,592,547 shares issued and outstanding at March 31, 2018 and 9,576,028 shares issued and outstanding at December 31, 2017	9,593	9,576
Additional paid-in capital	31,344,607	31,156,362
Accumulated deficit	(14,148,237)	(14,320,560)
Total stockholders’ equity	17,205,963	16,845,378
Total liabilities and stockholders’ equity	$49,840,579	$52,695,415

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Net revenues	$16,383,317	$18,254,689
Cost of revenues	12,237,865	13,667,541
Gross profit	4,145,452	4,587,148
Operating expenses:
Sales and marketing	1,499,047	1,369,008
General and administrative expenses	2,635,547	2,174,435
Depreciation	91,583	91,224
Amortization of acquisition-related intangibles	452,734	520,343
Total operating expenses	4,678,911	4,155,010
(Loss) income from operations	(533,459)	432,138
Other income (expense):
Other income	19	19
Interest expense	(403,461)	(412,334)
Total other income (expense)	(403,442)	(412,315)

(Loss) Income before provision for income taxes	(936,901)	19,823
Income tax benefit (expense)	229,558	(13,539)
Net (loss) income	$(707,343)	$6,284

Net (loss) income per share:
Basic	$(0.07)	$0.00
Diluted	$(0.07)	$0.00

Number of weighted average shares outstanding:
Basic	9,586,608	9,216,719
Diluted	9,586,608	9,615,285

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP (LOSS) INCOME FROM OPERATIONS TO NON-GAAP ADJUSTED EBITDA
(UNAUDITED)
	Three Months Ended March 31,
	2018	2017
GAAP (loss) income from operations	$(533,459)	$432,138
Adjustments:
Depreciation	91,583	91,224
Amortization	452,734	520,343
One time restructuring and legal fees	735,183	-
Stock-based compensation	188,262	24,659
Non-GAAP adjusted EBITDA	$934,303	$1,068,364

Non-GAAP adjusted EBITDA per share
Basic	$0.10	$0.12
Diluted	$0.09	$0.11

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME TO NON-GAAP ADJUSTED EARNINGS
(UNAUDITED)
	Three Months Ended March 31,
	2018	2017
GAAP Net (loss) income	$(707,343)	$6,284
Adjustments:
Cash tax adjustment	(229,558)	1,908
Other expense	(19)	(19)
Onetime restructuring and legal fees	735,183	-
Depreciation	91,583	91,224
Amortization	452,734	520,343
Stock-based compensation	188,262	24,659
Non-GAAP adjusted earnings	$530,842	$644,399

Non-GAAP adjusted earnings per share
Basic	$0.06	$0.07
Diluted	$0.05	$0.07

Conference Call Information
Date: Monday, May 14

Time: 12 pm Eastern Time / 9 am Pacific Time

U.S.: 1-888-394-8218

International: 1-323-701-0225

Conference ID: 8561147

Webcast: http://public.viavid.com/index.php?id=129443

A replay of the call will be available from 3 pm ET on May 14, to 11:59 pm ET on May 21. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 8561147.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity and information management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, compliance, and document output management goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward-Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as, “believes,” “expects,” “anticipates,” “may,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/service development, long and uncertain sales cycles, the ability to obtain or maintain proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Some of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bryan Flynn
(949) 357-3914
InvestorRelations@cynergistek.com

Media Contact:

Danielle Johns

Senior Account Executive

Aria Marketing

(617) 332-9999 x241

djohns@ariamarketing.com